Summary Translation	Exhibit 4.75

Maximum Pledge Contract

Contract No.:2011JIYINZUIQUANZHIZIDI11140816

Pledgor：Hebei Chuangjie Trading Co., Ltd

Pledgee：CITIC Shijiazhuang Branch

Signing Date：September 23, 2011

Pledge Definition：  To ensure multiple loans Party B (Pledgee) has lent to Hebei Chuanglian Finance Leasing Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB65, 000,000

Pledge Term：From September 26, 2011 to September 26, 2012

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No. 2011JIYINZUDIZIDI11140816-01). The appraised value of the Callateral is RMB 1,686,147,987.